Exhibit 10.4

July 1, 2015
Renée J. James
Dear Renée:
As President of Intel Corporation and a key Executive Office partner, you have played a critical leadership and transformation role at Intel. We value your leadership and the dedication you have demonstrated over the years, and are saddened to learn of your desire to retire from Intel and pursue CEO opportunities outside Intel. I appreciate your willingness to delay your departure briefly to allow for a smooth leadership transition.
In recognition of your critical role and importance to Intel, your willingness to postpone your departure, and in return for your promises in this Transition Agreement (“Agreement”) and the Release attached to it, Intel Corporation (“Intel” or the “Company”) is offering you a transition payment and continued employment, sabbatical and benefits as described below. By signing this agreement, you and Intel (the “Parties” and each, a “Party”) agree as follows:

1)
Transition Period. From now through January 29, 2016 (“Transition Period”) you will continue as President reporting to Brian Krzanich. During the Transition Period you will continue to oversee Intel for Good and will focus on winding down the Executive Office and transitioning your current duties as requested by Brian. It is expected that your job duties during the Transition Period will engage at least fifty percent (50%) or more of your average level of services prior to the Transition Period. In addition to these job duties, your primary focus will be on your external job search. Your attendance in the office shall be at your discretion and consistent with performing your remaining duties. You are expected to abide in all material respects with all Company policies during the Transition Period. During your Intel employment, you will continue to receive your regular base pay, Annual Performance Bonus (APB), Quarterly Performance Bonus (QPB), equity vesting, vacation accrual and employee benefits, subject to the terms and conditions of the applicable plans and programs. You will not be eligible for a Focal grant or pay increase in January 2016. The Transition Period and associated pay and benefits contained in this paragraph 1 and paragraph 2, below are in addition to anything of value to which you are already entitled, including but not limited to those benefits under Intel’s Rule of 75 retirement plans.

2)
Sabbatical and Time off during Transition Period. While you will remain employed and providing services to the Company until your Separation Date (as defined below), the Parties acknowledge that your last day in the office will be November 25, 2015. As part of this Agreement, Intel will allow you to take a paid sabbatical, vacation and holidays from November 26, 2015 through January 29, 2016. In order to allow you time for an external job search and to attend to personal matters, you may also use any accrued but unused vacation time and personal days as needed prior to November 26, 2015.

3)
Separation Date and Payment of Accrued Salary. Your last day of employment with Intel (“Separation Date”) will be the earlier of (a) January 29, 2016, (b) the date that Intel, in its discretion, terminates your employment with Cause (as defined below) or (c) the date that you voluntarily terminate your employment with Intel. Intel will pay you all accrued salary earned through the Separation Date, subject to payroll deductions and required withholdings.

4)
Transition Payment. Provided that you remain employed through the end of the Transition Period and you timely sign and do not revoke the Release (attached hereto) on or after the Separation Date, Intel agrees to pay you a special Transition Payment in the gross amount of Four Million Dollars ($4,000,000.00), less applicable tax withholdings. This Transition Payment will be paid within two payroll periods following the date the Release becomes effective and irrevocable, provided that in no event will such payment be made later than March 15th of the calendar year following the year in which your Separation Date occurs.

5)
Health Coverage. Your group health coverage will terminate on the last day of the month in which your employment ends. At that time, you will be eligible to continue group health insurance benefits at your own expense under the terms and conditions of the applicable benefit plan, federal COBRA law and/or, if applicable, state insurance laws.

6)
Termination for Cause. In the event that Intel terminates your employment for Cause (as defined below) prior to the end of the Transition Period, you will be eligible for all accrued salary earned through the Separation Date, as well as any earned APB and QPB bonuses, subject to the terms and conditions of the applicable benefit plans and programs. You will not be eligible for the Transition Payment as described in paragraph 4.

For purposes of this Agreement, “Cause” means a good faith determination by the CEO with approval from the Board of Directors that your employment be terminated for only one of the following reasons (1) commission of an act of material fraud against Intel; (2) willful refusal or willful failure to comply in a material respect with any reasonable and lawful written directive of the CEO or of Intel’s Board of Directors; (3) conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (4) willful failure or willful refusal to comply in any material respect with the non-solicitation, non-disparagement or confidentiality provisions to which you have agreed to be bound; (5) willful and gross misconduct in connection with the performance of your duties; (6) willful and improper disclosure of confidential information or violation of material Intel policy (which has been previously made available to you) or Code of Conduct; (7) willful breach of fiduciary duty to Intel; (8) failure to cooperate with Intel in any investigation or formal proceeding; or (9) being found liable in a Securities and Exchange Commission enforcement action, in each case (with the exception of (1), (3) and (9) above after the receipt of written notice from Intel’s CEO and your failure to cure (if curable) within thirty (30) days of your receipt of the written notice, provided that Intel must provide you with at least thirty (30) days to cure and if you cure, Cause shall not exist under any otherwise applicable section in this paragraph.

7)
Your Voluntary Termination of Employment Prior to End of Transition Period. In the event that you voluntarily terminate your employment prior to the end of the Transition Period (including by electing to terminate your employment by retiring effective an earlier date), you will be eligible for all accrued salary earned through the Separation Date, as well as any earned APB and QPB bonuses, subject to the terms and conditions of the applicable benefit plans and programs. In addition, Intel will pay you a pro-rata share of the Transition Payment described in paragraph 4 based on the months you served in the Transition Period. Payment of this pro-rata share of the Transition Payment will be conditioned on you signing and not revoking the Release.

The pro-rata share of the Transition Payment will be subject to applicable tax withholdings, and will be paid within two payroll periods following the date the Release becomes effective and irrevocable, provided that in no event will such payment be made later than March 15th of the calendar year following the year in which your Separation Date occurs.

8)
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of Intel’s Rule of 75 retirement benefits (as those retirement benefits exist as of the effective date of this Agreement and as provided to you in writing as of that time) for which you are eligible under the standard plans and any other benefit that has vested under the express terms of a written Company benefit plan.

9)
409A treatment. You and Intel intend that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A so as not to subject you to payment of additional tax, penalty or interest imposed under that section and all regulations, guidance and other interpretive authority issued thereunder.

10)
Communications Plan and Farewell Events. You and Intel will in good faith confer on a plan regarding the timing and content of the announcement of your plans to depart from Intel. The timing of any public or broadly disseminated communication internally or externally describing your transition or departure, including any required securities filing, must be mutually agreed upon by you and Intel, as well as the portion of such communications describing your transition or departure. Richard Taylor will work with you to organize farewell events to celebrate your accomplishments at Intel.

11)
Service on Outside Boards. During the Transition Period you shall devote your full business efforts and time to the job duties described in paragraph 1 and to your external job search. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities, as long as they do not materially interfere with your job. During the Transition Period, any outside activities, including serving on a Board of Directors, must be in compliance with Intel’s Code of Conduct. Intel shall consider any request by you to serve on a company’s Board of Directors in good faith, and approval for your service on a Board of Directors for any entity that does not substantially compete with Intel’s business shall not be unreasonably withheld.

12)
Return of Company Property. Within five (5) business days following the Separation Date, you agree that you will make a good faith effort to return to Intel (or with respect to electronically stored information, to destroy or delete) any and all Intel property (files, documents, laptop(s), tablet(s), smart phone(s), keys, credit cards etc.) and any and all Intel confidential information and property in your possession or electronically stored by you. You further agree that you will not delete or destroy any information that you are obligated to preserve pursuant to any preservation request that you have received from Intel’s counsel or court order about which you have previously been made aware of. You agree to participate in an exit interview with Intel’s General Counsel or his designee. Intel acknowledges that your laptop is owned by you and that you have no obligation to return said property.

13)
Consult with Counsel/Knowing and Voluntary Agreement. You have been advised in writing by this Agreement to consult with an attorney before signing this Agreement. You acknowledge that you are knowingly and voluntarily signing this Agreement.

14)
Miscellaneous. This Agreement and its Release constitute the complete, final and exclusive agreement between the Parties regarding compensation and benefit arrangements in connection with your termination of employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained within it, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized representative of Intel. This Agreement will bind both Parties’ heirs, personal representatives, successors and assigns, and will inure to the benefit of both Parties plus their heirs, successors and assigns. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, that determination will not affect any other provision and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement is entered into under Oregon law. It is not an admission of fault or liability by either you or Intel.

15)	Expiration of Agreement. This Agreement shall expire if it is not signed by you and returned to Matt Smith on or before July 1, 2015.

Renée J James                    Date

/s/ Renée J. James                July 01, 2015

INTEL CORPORATION                Date

By:    /s/ Richard Taylor            July 01, 2015
Richard Taylor
SVP, Director of Human Resources

Release

Release
(To be signed on or after the Separation Date)
In exchange for the sufficient consideration offered by each Party to this Release Agreement (“Release”), including the Transition Payment as described in paragraph 4 and if applicable the pro-rated Transition Payment described in paragraph 7 of the Transition Agreement (“Agreement”) between Renée J. James (“you”) and Intel Corporation (“Intel” or the “Company”), the terms of which the underlying Agreement are incorporated herein by reference, and provided you signed that Agreement, you and your heirs, executors, agents and assigns, forever release Intel and its directors, officers, employees, subsidiaries, and representatives from any and all claims, liabilities, obligations, suits, and actions, whether known or unknown, accrued or not accrued, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the date you sign this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with Intel, your resignation, or the termination of your employment; (2) claims under federal, state, or local laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, the National Labor Relations Act (“NLRA”), the Equal Pay Act of 1963, the Fair Labor and Standards Act of 1938 (“FLSA”), the Oregon Family Leave Act, Oregon statutes dealing with discrimination and retaliation in employment (e.g., ORS Chapters 654, 656, 659, and 659A) and wages and hours (e.g., ORS Chapters 652 and 653) and the California Fair Employment and Housing Act, the California Labor Code, the California Constitution (all as amended); and (3) all common law, tort, contract, wage, tax, benefit, attorneys’ fees or other claims.
You further represent that you have filed no lawsuits of any kind against Intel or any related entity or individual. This Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Nothing in this Release shall be construed to release (i) any rights or obligations arising out of the Agreement or the Indemnification Agreement entered into by and between you and Intel, (ii) your entitlement to any and all benefits under Intel’s Rule of 75 retirement plans, (iii) any of your rights in and to your Intel equity awarded pursuant to the Rule of 75, and subject to the terms and conditions of the relevant Intel Equity Incentive Plans, the particular Notice of Grant for each grant, and the particular grant agreement linked to the Notice of Grant, including the restrictions that arise from your status as one of Intel’s Top 50 highest paid officers for the current period, including without limitation, your right to sell or hold your equity, and information rights regarding your Intel equity, if any, or (iv) your rights in and to any employee retirement plans to the fullest extent provided for in the plans. Also excluded from this Release are any claims which by law cannot be waived in a private agreement between employer and employee, including future claims such as claims for breach of this Agreement.
Release of Unknown Claims. You acknowledge that there may exist claims or facts in addition to or different from those that are now known or believed by you to exist. You acknowledge that you have read and understand Section 1542 of the California Civil Code which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby relinquish all rights and benefits under that section and any other similar law of any state or jurisdiction dealing with the release of unknown claims. Each Party agrees that this release is fairly and knowingly made.
Additional Release Exclusions/Employee Protections. Nothing in this Release or any other part of this Agreement limits your rights to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission ("EEOC") or any state or local fair employment practices agency or to provide information to the Securities and Exchange Commission. However, you hereby waive any right to recover money or other relief should the EEOC or another agency or any individual pursue a claim on your behalf.

Time To Consider and Revoke/Knowing and Voluntary Agreement. You acknowledge that: (a) you have had at least twenty-one (21) days from the date you received the Agreement and this Release to consider this Release (although you may choose to sign the Release at any time on or after your Separation Date); (b) you have seven (7) days after you sign this Release to revoke it (“Revocation Period”); and (c) this Release will not be effective until you have signed it and returned it to Matt Smith in Intel’s Human Resources Department and the Revocation Period has expired (the “Effective Date”). You acknowledge that you are knowingly and voluntarily signing this Release.
Miscellaneous. You acknowledge that the consideration described in paragraph 4 and if applicable paragraph 7of the Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised in writing by this Release to consult with an attorney prior to signing this Release. The Agreement and this Release are entered into without reliance on any promise or representation, written or oral, other than those expressly contained in them and together they supersede any other such oral promises or representations. If there is any conflict between the Agreement and the Release, the Release shall control. This Release may not be modified or amended except in a writing signed by both you and a duly authorized representative of Intel. This Release will bind both Parties’ heirs, personal representatives, successors and assigns, and will inure to the benefit of both Parties plus their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision, and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of Oregon.
If this Release is acceptable to you, please sign below on or after the Separation Date and return the original to Matt Smith in Human Resources No Later than the 21st day after your Separation Date.

Accepted and Agreed:

Renée J James	Date

INTEL CORPORATION	Date

By:

Richard Taylor
SVP, Director of Human Resources